Corindus Vascular Robotics, Inc. 10-Q

EXHIBIT 10.1

Directors’ Compensation Policy - 2016/17

as Amended and Restated Effective October 1, 2016

Overview

The Board of Directors of Corindus Vascular Robotics, Inc. (the “Board”) has approved the following Director Compensation Policy (“Policy”) to provide an inducement to attract and retain the services of qualified persons to serve as directors.

Eligibility

This Policy shall apply to each director of the Board of Directors of Corindus Vascular Robotics, Inc. (the “Board”) who is not an employee of, or compensated consultant to, Corindus or any of its affiliates (a “non-employee director”). Employees of Corindus and their affiliates are not eligible to receive compensation under this Policy.

Director Compensation

Each non-employee director shall be compensated as follows:

Outside Directors
Annual Board Cash Retainer	$10,000
Annual Equity Award (Stock Options)	$30,000
Additional Board Chair Retainer	$8,000
Additional Audit Committee Chair Retainer	$8,000
Additional Compensation Committee Chair Retainer	$6,000
Additional Nominating Committee Chair Retainer	$4,000
Additional Audit Committee Member Retainer	$4,000
Additional Compensation Committee Member Retainer	$3,000
Additional Nominating Committee Member Retainer	$2,000

Committee-related retainers will be pro-rated in the event of absence/s for scheduled committee meetings.

Equity Grants

Each Outside Director shall be granted under Corindus’ 2014 Stock Award Plan or any successor plan (the “Stock Award Plan”) stock options for shares of Corindus’ common stock each year at the annual meeting of the Board coincident with or immediately following Corindus’ annual meeting of stockholders beginning in calendar year 2016. The exercise price shall equal the closing price of a share of Corindus’ common stock on the grant date. The number of shares subject to the stock options shall be determined based on the closing price of a share of Corindus Common stock on the grant date. The Option shall not be exercisable as of the Grant Date. After the Grant Date, to the extent not previously exercised and provided that the Participant has not experienced a Termination of Service, the Option shall become vested and exercisable in full upon the three year anniversary of the Grant Date, vesting 33.33% on the first anniversary of the grant date and 8.334% at the end of each quarter thereafter.

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The grants shall vest in full immediately upon a Change in Control (as defined in the Stock Award Plan). If a non-employee Director leaves the Board prior to the vesting in full of a particular award, the Board has the right, but not the obligation, to accelerate (in whole or in part) the vesting of such award. A non-employee director who joins the Board shall receive a pro-rata grant of stock options based on the number of days remaining until the next stockholder’s meeting.

Payment Term for Cash Fees and Retainer

Cash payments to non-employee directors shall be paid quarterly in advance as of the first day of each fiscal quarter. Cash fees and retainers in the amounts described in this Policy shall commence effective as of October 1, 2016. A non-employee director shall receive his or her cash compensation after first being elected or appointed to the Board on a pro-rated basis during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service.

Expense Reimbursement

Upon presentation of documentation of such expenses reasonably satisfactory to Corindus, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with Corindus’ management. Each non-employee director shall abide by Corindus’ travel and other policies applicable to company personnel.

Policy Review / Amendments

The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy. This Policy may only be amended by the Board.

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